Exhibit 10.33
AGREEMENT
WHEREAS, the employment of Jack Watts (“Employee”) as Chief Executive Officer of Portola Packaging, Inc. (the “Company”) ended on June 21, 2005; and
WHEREAS, the Company and Employee wish to articulate the terms and conditions governing Employee leaving the service of the Company, the Board of Directors has determined that it is in the best interest of the Company to offer the package described below;
NOW THEREFORE, in consideration of the premises and other good consideration, receipt and sufficiency of which are hereby acknowledged, the parties agree as follows.
1.	The Company shall pay Employee $55,456.00, less applicable taxes and deductions, upon this Agreement becoming effective.

2.	The Company shall pay Employee the following amounts, less applicable taxes and deductions: $14,308.00 biweekly beginning October 30, 2005 until June 11, 2006 plus $11,446 on June 21, 2006, and a $600 per month car allowance for November 2005 through June 2006.

3.	The Company shall pay for Employee’s COBRA premiums for 18 months beginning June 21, 2005.

4.	The Company will pay Employee normal Board fees and expenses while he is a director.

5.	In consideration for the above compensation which Employee would not be entitled to except for this Agreement, Employee hereby releases and forever discharges the Company and its current and former officers, directors, employees, agents, successors and assigns from and against any and all damages, costs, causes of action, debts, demands, suits, actions and liability of any kind or nature whatsoever, including but not limited to attorneys fees, whether known or unknown, fixed or contingent, that Employee ever had or may have now or hereafter have or claim to have or incur as a result of any matter arising in the course of his employment by the Company from the beginning of time through the date of this Agreement, or based upon the relationship that heretofore existed between Employee and the Company, or arising out of or based upon any act, omission or event which occurred or should have occurred in the course of his employment prior to the date of this Agreement. Employee also hereby covenants not to file a lawsuit or participate in a class action lawsuit to assert any claims released by Employee pursuant to this Agreement including but not limited to any claims pursuant to the Company Severance Policies. The payments set forth in this Agreement are in lieu of all other payments, compensation or benefits that Employee is or may be entitled to and he hereby releases any and all claims for payments, compensation and benefits not specifically set forth in the Agreement. This general release includes but is not limited to claims arising out of or in connection with (I) Employee’s employment or contractual relationship with the Company; (II) any allegation that the Company is wrongfully or unlawfully ending such relationships; (III) any allegations of violation of Title VII of the Civil Right Act of 1964, as amended, the Age Discrimination in Employment Act, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Older

Workers Benefit Protection Act of 1990, as amended, the National Labor Relations Act, as amended, the Rehabilitation Act of 1973, as amended, the Illinois Human Rights Act or any other state laws, as amended, the Sarbanes-Oxley Act of 2002 (IV) any allegation of breach of contract, defamation, intentional or negligent infliction of emotional distress, workplace harassment or discrimination, invasion of privacy, violation of public policy, negligence or any other tort (V) any breach of contract of employment, express or implied, or of any violation of Company policy or procedure, the provisions of the Constitution of the United States or any state constitution, and/or any other law, rule regulation or ordinance of any governmental body pertaining to employment and/or the termination of employment; and/or (VI) any other statutory or common law cause of action. This paragraph 5 does not release any claim arising out of the breach by the Company of any terms of this Agreement or any claims that cannot be waived or released as a matter of law. The Company hereby releases Employee for the claims that are known to the Company.
6.	Employee represents that in executing this Agreement, no promise or inducement has been made to Employee except as set forth in this Agreement and that this Agreement contains the entire understanding respecting the subject matter of the Agreement and it shall not be modified or altered except by a subsequent written agreement signed by the parties.

7.	Employee agrees and acknowledges:
(1)	that Employee’s waiver of rights under this Agreement is knowing and voluntary;

(2)	that this Agreement complies in full with all the requirements of the Older Workers Benefit Protection Act, as amended;

(3)	that the compensation to be paid, under this Agreement to Employee exceeds what would normally be received by any employee who resigns or is terminated and that the additional consideration is in exchange for the covenants Employee has made in this Agreement;

(4)	that Employee is advised in writing by the Company to consult an attorney prior to executing this Agreement;

(5)	that the Company has given Employee a period of twenty-one days within which to consider this Agreement;

(6)	that following Employee’s execution of this Agreement he will have seven days in which to revoke his acceptance of this Agreement in writing and delivered to the Company at 951 Douglas Road, Batavia, IL 60510 addressed to Martin Imbler and that if Employee chooses not to revoke this Agreement, it shall then become effective and enforceable. Payments to Employee under this Agreement shall not begin until the seven day revocation period has expired.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

Portola Packaging, Inc.

	By:	/s/ Martin Imbler	Date:	June 21, 2005

Martin Imbler Chairman

Accepted and agreed to:
/s/ Jack L. Watts		June 21, 2005

Employee		Date